                                                                Exhibit No. 99.1
                       InKine Pharmaceutical Company, Inc.

                                                                YEAR-END RESULTS
IMMEDIATE RELEASE


                   InKine Pharmaceutical Marks Milestone Year
             Building Staff, Resources for Product Commercialization

                             Fiscal 2000 Highlights

o Continuing progress towards commercialization of Diacol, a tablet bowel cleansing product for procedures including colonoscopies; NDA currently undergoing FDA review.

o CBP-1011 enters clinic for treatment of Crohn's disease and ulcerative colitis.

o Patent filed for Angiocidin, a novel soluble protein that inhibits angiogenesis.

o Alan D. Schreiber, M.D., Chairman of InKine's Scientific Advisory Board, was issued a US patent for his invention relating to the discovery of new methods for combating serious infection and/or modulating autoimmune disease.

o James Bergey, Ph.D., named Senior Vice President of Business Development.

o Monroe I. Klein, Ph.D., named Vice President, Regulatory Affairs.

o Judith Heyer Murphy, M.D., appointed Executive Director, Clinical Affairs.

o Jeffrey S. Arcara appointed Director of Marketing.

o Board authorizes changing fiscal year-end from June 30 to Dec. 31.


         Blue Bell, PA, Aug. 9, 2000 - InKine Pharmaceutical Company, Inc. (NASDAQ: INKP) today announced its financial results for the year and fourth quarter ended June 30, 2000. Net loss for the year ended June 30, 2000 was $9,712,000 or $(0.36) per share, as compared to a net loss of $9,633,000 or $(0.42) per share for 1999. The Company's net loss for the quarter ended June 30, 2000 was $1,969,000 or $(0.06) per share, versus a net loss of $3,335,000 or
$(0.14) per share for the same quarter a year earlier.

         InKine Chief Financial Officer Robert Apple said, "the results for the year and fourth quarter were in line with expectations."

         Mr. Apple added: "The past year was one in which we continued to make encouraging progress towards the commercialization phase of Diacol, a tablet bowel cleansing product for procedures including colonoscopies, and on our


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various other technology platforms. We also added personnel essential to both the commercial and scientific sides of our business."

         The Company reported that research and development expenses decreased for the three month period ended June 30, 2000, as compared to the same period a year ago, as a result of decreased clinical development costs associated with Diacol. Research and development costs decreased for the year ended June 30, 2000, as compared to the same period a year ago due to the reduction in clinical development costs being partially offset by increases in costs associated with manufacturing development and NDA costs for Diacol.

         General and administrative expenses decreased approximately $87,000 and $29,000 for the year and three month periods ended June 30, 2000 respectively as compared to the same periods a year ago principally due to a reduced charge for amortization of options. Included in general and administrative expenses is amortization of options, previously granted to certain executive officers of $1,273,000 and $275,000 for the year and three months, respectively ended June 30, 2000, as compared to $1,616,000 and $404,000 for the same periods a year ago. These decreases were offset by an increase in marketing costs and an increase in office headcount.

         In addition to its financial results, InKine announced that its Board of Directors has approved a resolution to change the Company's fiscal year-end from June 30 to a calendar year-end of December 31. Accordingly, InKine's quarterly reporting periods will end on March 31, June 30 and September 30. The Company will file a Transition Report on Form 10-K for the interim period (July 1, 2000 through December 31, 2000). In addition, the Company will file a Quarterly Report on Form 10-Q for the three month period ending September 30, 2000.

         "Moving InKine's fiscal year to a calendar basis brings the Company into alignment with most other pharmaceutical and biotechnology companies," Mr. Apple said.

         Leonard S. Jacob, M.D., Ph.D., Chairman and Chief Executive Officer of InKine, today described fiscal 2000 as a year in which the Company made substantial progress on its scientific platforms and began preparing itself for the commercialization phase of Diacol and other potential products.

         "All our staff additions are people who are among the best in their respective fields," Dr. Jacob declared and, we are fortunate to have attracted such experienced individuals at this critical juncture."

         Mr. Apple said " the company is well capitalized for the next phase of its development. InKine's cash and investment balance at June 30, 2000 was $16.0 million, reflecting the proceeds of a private placement of common stock of approximately $10.8 million during the fourth quarter."

InKine Pharmaceutical Company, Inc. is a publicly traded biopharmaceutical company focused on the diagnosis and treatment of cancer and autoimmune diseases. The Company's development strategy is to acquire late-stage drug candidates with short time lines to commercialization. Support of early-stage product opportunities comes through its university-based sponsored research.


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InKine's portfolio includes two late-stage clinical compounds: Diacol(TM), a tablet bowel cleansing product for procedures including colonoscopies undergoing FDA review; and CBP-1011, a steroid molecule in Phase III trials for the treatment of idiopathic thrombocytopenic purpura and Phase II trials for the treatment of inflammatory bowel disease. In addition, the Company is developing preclinical compounds including Angiocidin, a potent and specific angiogenesis inhibitor for potential use in cancer patients.

This announcement contains certain forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated as a result of a number of factors, including, but not limited to, the risks and uncertainties discussed under "Other Factors to be Considered" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999, as filed with the Securities and Exchange Commission.

Contacts:                                   For Investors:
Robert Apple                                Anne McBride
CFO, InKine                                 CEO, The Anne McBride Company
610-260-9364                                212-983-1702



                            FINANCIAL TABLES FOLLOW



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



                       InKine Pharmaceutical Company, Inc.
                          (a development stage company)

                       CONDENSED STATEMENTS OF OPERATIONS
                                   (unaudited)
                (amounts in thousands, except per share amounts)

                                                                Year Ended            Three Months Ended
                                                                 June 30,                   June 30,
                                                           2000            1999        2000          1999
                                                           ----            ----        ----          ----
Research & development expenses                         $  5,731        $  6,565     $ 1,236       $ 2,513
General and administrative expenses                        3,506           3,593         887           916
Separation agreement and accelerated
     vesting of options                                      835              --          --            --
                                                        --------        --------     -------       -------
Loss from operations                                     (10,072)        (10,158)     (2,123)       (3,429)
Interest income                                              399             525         170            94
Interest expense                                             (39)             --         (16)           --
                                                        --------        --------     -------       -------
Net loss                                                $ (9,712)       $(9,633)     $(1,969)      $(3,335)
                                                        ========        ========     =======       =======
Net loss per share                                      $  (0.36)       $ (0.42)     $ (0.06)      $ (0.14)
Weighted average shares outstanding                       27,300          22,762      31,581        22,893

                            CONDENSED BALANCE SHEETS
                                   (unaudited)
                             (amounts in thousands)

                                                         June 30, 2000      June 30, 1999
                                                         -------------      -------------
Current assets:

   Cash and investments                                    $ 16,025            $ 6,862
   Prepaid expenses & other current assets                       78                100

Fixed assets, net                                               332                200
                                                           --------            -------

         Total assets                                      $ 16,435            $ 7,162
                                                           ========            =======

Current liabilities:

   Accounts payable & accrued expenses                          540              1,449
   Line of credit                                             1,021                 --

Stockholders' equity                                         14,874              5,713
                                                           --------            -------

         Total liabilities & stockholders' equity          $ 16,435            $ 7,162
                                                           ========            =======

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